Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT AND WAIVER

This agreement and waiver (the “Amendment “) between Advanced Micro Devices, Inc. (“AMD “), and you, Hector Ruiz, is made as of December 16, 2006 (the “Effective Date “) and, to the extent provided herein, amends the Employment Agreement between Advanced Micro Devices, Inc. and you dated January 31, 2002 as amended effective January 1, 2005 and as amended effective July 1, 2005 (the “Employment Agreement “) governing your service with AMD.

1. Amendment. You and AMD agree to the following amendments to the Employment Agreement:

Sections 10(a)(vi), 10(b)(v), 10(e)(ii)(D) and 10(f)(ii)(D) of the Employment Agreement are hereby deleted in their entirety and each subsequent subsection shall be renumbered accordingly.

2. Acknowledgement of Relocation Benefit. You hereby acknowledge that in lieu of paying your Relocation Benefit (as defined in the Employment Agreement) to you pursuant to the foregoing sections of the Employment Agreement, AMD has agreed to pay to you an amount equal to the Relocation Benefit in a single lump sum as soon as practicable following the Effective Date.

3. Waiver and Release. You acknowledge and agree that following the payment to you under Section 2 above you hereby waive, relinquish and give up any and all additional right, title or interest that you may have in or to the Relocation Benefit. You hereby relieve AMD of all of its obligations to you under the Employment Agreement with respect to the Relocation Benefit. In addition, you hereby release, waive and forever discharge AMD and each of its affiliates, from all claims which you may have ever had, now have, or hereafter can, shall or may have against AMD and each of its affiliates arising out of the Relocation Benefit. You hereby acknowledge that you have been advised of and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of said code section, you hereby expressly waive any rights you may have thereunder, as well as under any other statutes or common law principles of similar effect.

You represent and warrant that you have read this Amendment, have had adequate time to consider it, have either consulted with an attorney prior to executing this Amendment or have chosen of your own free will to execute this Amendment without such consultation, understand the meaning and application of this Amendment and the rights and obligations of the parties hereunder and have signed this letter knowingly, voluntarily and of your own free will with the intent of being bound by it.

4. No Other Changes . Except as provided in this Amendment to the Employment Agreement, the Employment Agreement shall remain in full force and effect.

The parties hereto have executed this Amendment on this date of December 16, 2006.

ADVANCED MICRO DEVICES, INC.

/s/ Bruce Claflin
Bruce Claflin
Chairman Compensation Committee of
Advanced Micro Devices, Inc.

/s/ Hector de J. Ruiz
Hector de J. Ruiz, Ph.D.
Chairman and Chief Executive Officer

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